EXHIBIT 10.45

March 27, 2026

Keith A. Katkin
[***]

Re: Amended and Restated Chairperson of the Board Offer Letter

Dear Keith,

This Amended and Restated Chairperson of the Board Offer Letter (the “Agreement”) is effective as of March 27, 2026 and amends and restates that certain Executive Chair Offer Letter between you and Ambros Therapeutics, Inc. (the “Company”) dated September 30, 2025 (the “Prior Agreement”). This terms of this Agreement set forth the terms on which you will continue to serve as Chairperson of the Board and supersede the terms of the Prior Agreement in their entirety.

Position

You will serve as an employee of the Company in an executive capacity and will perform the duties of Chairperson of the Board as commonly associated with this position. You will primarily work remotely from your residence in [***], provided, however, that you will engage in reasonable business travel as necessary for the performance of your role or as requested by the Company’s Board of Directors (the “Board”).

During your employment with the Company, you will devote your best efforts to the business of the Company. Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company as in effect from time to time (except that if the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control).

Compensation

You will receive a base salary at the rate of $250,000 on an annualized basis, subject to applicable payroll withholdings and deductions and payable in accordance with the Company’s standard payroll practices. As an exempt salaried employee, you will not be eligible for overtime compensation.

Equity Awards

You were previously granted under the Company’s 2024 Equity Incentive Plan, as amended (the “Plan”),
(i) 400,000 shares of the Company’s common stock pursuant to a Restricted Stock Award Grant Notice dated as of October 7, 2024, as amended, and (ii) an option to purchase 450,000 shares of the Company’s common stock pursuant to a Stock Option Grant Notice dated as of December 10, 2025.

Expense Reimbursements

The Company will reimburse you for all customary and appropriate business-related expenses, including reasonable travel expenses, actually incurred consistent with Company policy, as in effect from time to time.

Benefits

You will be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

Employee Confidential Information and Inventions Agreement

Prior to this Agreement, you have executed and agreed to abide by the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) attached as Exhibit A. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

Protection of Third -Party Information

By signing this Agreement you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment Relationship; Termination of Employment

Your employment relationship with the Company will at all times be at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

Notwithstanding the foregoing, in the event that (i) the Company is subject to a Change in Control (as defined in the Plan), and (ii) your Continuous Service (as defined in the Plan) is terminated by the Company, other than for Cause (as defined in the Plan), or you resign for Good Reason (as defined in the Plan), in either case at any time within a period of three months prior to or twelve months following the date of consummation of such Change in Control (the “Change in Control Period”), then the vesting and exercisability of all outstanding unvested Company equity awards that are held by you and which are scheduled to vest and become exercisable under a time-based or performance based schedule shall immediately become fully vested with respect to 100% of the shares then-unvested (and, for clarity, if any unvested equity award is in the form of restricted stock where the unvested shares are subject to a share reacquisition or repurchase right on behalf of the Company upon your termination from employment or service (e.g., at the lower of the stock’s fair market value or the original purchase price), such unvested share reacquisition or repurchase right will lapse as to the shares of stock that otherwise are scheduled or are eligible to vest).

Further, if your Continuous Service with the Company is terminated other than for Cause or if you resign for Good Reason outside of the Change in Control Period set forth above, then, effective as of your termination date, the vesting and exercisability of all outstanding unvested Company equity awards that are held by you as of immediately prior to your termination date and which are scheduled to vest and become exercisable under a time-based schedule shall be modified so that any unvested shares scheduled to vest during the 12-month period following your termination date shall be deemed immediately vested and exercisable as of your termination date (and, for clarity, if any unvested equity award is in the form of restricted stock where the unvested shares are subject to a share reacquisition or repurchase right on behalf of the Company upon your termination from employment or service (e.g., at the lower of the stock’s fair market value or the original purchase price), such unvested share reacquisition or repurchase right will lapse as to the shares of stock that otherwise are scheduled or are eligible to vest during the 12-month period following your termination date).

Dispute Resolution

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise unenforceable, as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as you or the Company would otherwise be entitled to seek in a court of law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Confidential Information Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Miscellaneous

This Agreement, including the attached Confidential Information Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter, including but not limited to the Prior Agreement. Changes in your employment terms, other than those expressly reserved herein to the Company’s or the Board’s discretion, can only be made in a writing signed by the Company and you. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Sincerely,

AMBROS THERAPEUTICS, INC.

/s/ Jay Hagan
Name: Joseph P. Hagan
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Keith Katkin
Keith A. Katkin

Date:	June 3, 2026

Exhibit A – Employee Confidential Information and Inventions Assignment Agreement

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

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